UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2014

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ZAIS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Maryland	001-35808	90-0729143
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Bridge Avenue, Suite 322 Red Bank, NJ (Address of principal executive offices)	07701-1106 (Zip Code)

Registrant's telephone number, including area code: (732) 978-7518

n/a
(Former name or former address, if changed since last report.)

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     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On September 17, 2014, HF2 Financial Management Inc. ("HF2 Financial"), a special purpose acquisition company, announced that it entered into a definitive agreement to acquire a majority equity interest in ZAIS Group Parent, LLC (“ZGP”). ZGP is the sole member of ZAIS Group, LLC, which is the managing member of ZAIS REIT Management, LLC, the external advisor to ZAIS Financial Corp. (the "Company"). In connection with the HF2 transaction, HF2 Financial will be renamed ZAIS Group Holdings, Inc. ("ZAIS Group Holdings"). The HF2 transaction is expected to be completed in January 2015, pending approval by HF2 Financial stockholders and other customary closing conditions.

     Mr. James Zinn is currently an independent member of the Company's Board of Directors and the Chair of the Board's Audit Committee. On October 27, Mr. Zinn agreed to be nominated as a director of ZAIS Group Holdings, subject to the completion of the HF2 transaction. It is expected that if the HF2 transaction is completed and Mr. Zinn joins the ZAIS Group Holding board of directors, he will resign from the Company's Board and from his role as Chair of the Board's Audit Committee. The Board of Directors of the Company is currently evaluating new independent director candidates to replace Mr. Zinn should he step off the Company's Board.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS FINANCIAL CORP.

By:	/s/ Michael Szymanski
	Name:	Michael Szymanski
	Title:	Chief Executive Officer

Date: October 29, 2014